Exhibit 99.1

(1)       The purpose of this amendment is to correct a calculating error with respect to the number of shares of the Issuer’s common stock reported as exchanged by Verso Paper Management LP (“VP Management”) with certain limited partners of VP Management in the Form 4 filed by the Reporting Persons on June 8, 2010 (the “Prior Filing”).